Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Kyivstar Group Ltd. on Form F-1 of our report dated April 2, 2025, with respect to our audits of the combined financial statements of VEON Holdings B.V. as of December 31, 2024 and 2023 and for the years then ended, which report appears in the Prospectus as part of this Registration Statement. Our report includes an explanatory paragraph as to VEON Holdings B.V.’s ability to continue as a going concern and an emphasis of matter paragraph relating to the basis of combination to the combined financial statements.

We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ UHY LLP

Melville, NY
January 28, 2026